Wholly-owned Subsidiaries

NetSol Technologies Americas, Inc. (“NTA”)

NetSol Technologies Limited (“NetSol UK”)

NetSol Technologies Australia Pty Limited (“NetSol Australia”)

NetSol Technologies Europe Limited (“NTE”)

NTPK (Thailand) Co. Limited (“NTPK Thailand”)

NetSol Technologies Thailand Limited (“NetSol Thai”)

NetSol Connect (Private), Ltd. (“Connect”)

NetSol Technologies (Beijing) Co. Ltd. (NetSol Beijing)

NetSol Omni (Private) Ltd. (“Omni”)

NetSol Technologies (GmbH) (“NTG”)

Majority-owned Subsidiaries

NetSol Technologies, Ltd. (“NetSol PK”)

NetSol Innovation (Private) Limited (“NetSol Innovation”)

Vroozi, Inc. (“Vroozi”) – discontinued on March 31, 2014

Virtual Lease Services Holdings Limited (“VLSH”)

Virtual Lease Services Limited (“VLS”)

Virtual Lease Services (Ireland) Limited (VLSIL)